UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):                June 11, 2007
WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in charter)

Bermuda	1-31339	98-0371344
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

515 Post Oak Boulevard
Suite 600
Houston, Texas		77027
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 693-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit Index Appears on Page 3

Item 1.01 Entry into Material Definitive Agreements.
In connection with his appointment on June 11, 2007, as Senior Vice President, we entered into an Employment Agreement and an Indemnification Agreement with Mr. Keith R. Morley. The Indemnification Agreement provides that we will indemnify Mr. Morley if he becomes a party to or is threatened with a legal matter arising out of his serving as a director, officer, employee, agent or fiduciary of us or serving in a similar capacity of another entity at our request. This indemnification would not be applicable in respect of any fraud or dishonesty of Mr. Morley. Mr. Morley’s Employment Agreement provides for a term of three years, automatically renewing annually for an additional three years. If we terminate Mr. Morley without Cause (as defined in the employment agreement), if he terminates his employment for Good Reason (as defined in the employment agreement) or if his employment is terminated by reason of his death or Disability (as defined in the employment agreement), he will receive a payment of the total of (1) an amount equal to three times the sum of the highest base salary during the five years prior to the year of termination and the greater of the highest annual bonus paid during the five years prior to the year of termination and the annual bonus that would be payable in the current fiscal year, (2) any accrued salary or bonus (pro-rated to the date of termination), (3) an amount equal to three times all employer contributions to our 401(k) plan and other deferred compensation plans over the last year of employment, grossed-up to account for federal and state taxes thereon, (4) an amount equal to three times all fringe benefits and (5) any benefits payable under our retirement plan as of the date of termination (unless a change of control has occurred or is pending, in which case the terms of the retirement plan will govern the payment of benefits under such plan). In addition, all benefits under all deferred compensation and other benefit plans, including restricted share grants, will automatically vest, and all health and medical benefits will be maintained after termination for a period of three years provided he makes his required contribution. Payments will be grossed up to satisfy any tax payments that may be required under Section 4999 of the Internal Revenue Code. These descriptions of the employment and indemnification agreements are qualified in their entirety by reference to the agreements, which are filed as exhibits to this report.

Item 1.01	Amendment of Material Definitive Agreement

Item 1.02	Termination of Material Definitive Agreement

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On June 11, 2007, we announced that E. Lee Colley, III, our Senior Vice President and Chief Operating Officer, will be leaving the company. In connection with his departure, we have changed our operational reporting structure and Mr.Colley’s former responsibilities have been re-assigned among the other members of our senior management.
On June 11, 2007, Keith R. Morley became a Senior Vice President. Mr. Morley joined us in November 2001 with our acquisition of CiDRA Optical Sensing Systems, where he served as Senior Vice President and General Manager. He was appointed Vice President, Operations Support in January 2007 and Chief Safety Officer in January 2005. From May 2003 to January 2007, Mr. Morley served as Vice President, Enterprise Excellence. His prior career experience includes: founder and CEO of Diversified Energy Services Corporation; President and COO of

Phoenix Energy Products and Phoenix Drilling Services Inc; and Executive Vice President of C.G.G. (Compagnie Generale du Geophysique) Americas Inc. He also held various executive and managerial positions within various divisions of Baker Hughes Inc., with whom he spent the first 18 years of his career including, Exlog, Baker Oil Tools and Eastman Christensen. Mr. Morley has worked within the oil and gas service industry for a total of 33 years in a broad range technology segments including; wireline logging, survey, directional and measurement-while-drilling, completion and production, seismic and intelligent well systems. Mr. Morley received a Joint Honors, Bachelor of Science degree from the University of London, England in 1974 and completed his business education through the Executive Development Program at the University of Tennessee in 1984.
In connection with his departure, Mr. Colley will receive a severance payment equal to the total of (a) three times the sum of his current base salary and 2006 bonus, (b) any accrued and unpaid salary and bonus for year 2007, (c) three times all employer contributions we made on his behalf to our 401(k) plan and other deferred compensation plans over the last year of employment, grossed-up to account for federal taxes (if applicable), (d) three times all fringe benefits we paid to him in the past year and (e) any benefits payable under our nonqualified executive retirement plan. Certain of Mr. Colley’s unvested restricted share grants will also become fully vested.
The following increases were made to the 2007 base salaries of certain members of senior management relating to the changes described above: Andrew P. Becnel, Senior Vice President and Chief Financial Officer—$75,000; Mr. Morley—$135,000; Stuart E. Ferguson, Senior Vice President and Chief Technology Officer—$67,000; and Burt M. Martin, Senior Vice President, General Counsel and Secretary—$35,000.

Item. 9.01	Exhibits
(c) Exhibits
10.1	Employment Agreement, dated as of June 11, 2007, between Weatherford International Ltd. and Keith R. Morley.

10.2	Indemnification Agreement, dated as of June 11, 2007, between Weatherford International Ltd. and Keith R. Morley.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.

Dated: June 11, 2007	/s/ Burt M. Martin

Burt M. Martin
Senior Vice President and General Counsel

EXHIBIT INDEX

10.1	Employment Agreement, dated as of June 11, 2007, between Weatherford International Ltd. and Keith R. Morley.

10.2	Indemnification Agreement, dated as of June 11, 2007, between Weatherford International Ltd. and Keith R. Morley.